EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 30, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Alkermes, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2008.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 9, 2009